Exhibit 19.1
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

		(Rs. in Million)
		As of December 31,		As of March 31,
		2005	2004	2005
	Schedule
SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share capital	1	2,841.48	1,404.24	1,407.14
Share application money pending allotment		127.04	38.30	12.05
Reserves and surplus	2	68,195.83	50,210.01	51,407.11

		71,164.35	51,652.55	52,826.30

LOAN FUNDS
Secured loans	3	270.10	153.96	215.89
Unsecured loans	4	1,189.83	462.06	405.03
Minority interest			249.32	265.33

		1,459.93	865.34	886.25

		72,624.28	52,517.89	53,712.55

APPLICATION OF FUNDS

FIXED ASSETS
Goodwill [refer note 19 (3)]		8,244.04	5,636.70	5,663.16
Gross block	5	24,393.84	19,321.61	20,899.63
Less : Accumulated depreciation		12,114.96	9,274.16	9,951.77

Net block		12,278.88	10,047.45	10,947.86
Capital work-in-progress and advances		4,631.35	2,555.37	2,603.85

		25,154.27	18,239.52	19,214.87

INVESTMENTS	6	31,647.94	22,369.95	23,504.93

DEFERRED TAX ASSETS		495.00	533.87	495.00

CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7	1,908.89	1,597.11	1,747.25
Sundry debtors	8	19,496.25	13,751.00	15,518.30
Cash and bank balances	9	4,279.48	3,141.10	5,713.57
Loans and advances	10	8,946.55	6,039.31	5,562.85

		34,631.17	24,528.52	28,541.97

Less : CURRENT LIABILITIES AND PROVISIONS
Liabilities	11	17,461.12	11,514.50	12,742.08
Provisions	12	1,842.98	1,639.47	5,302.14

		19,304.10	13,153.97	18,044.22

NET CURRENT ASSETS		15,327.07	11,374.55	10,497.75

		72,624.28	52,517.89	53,712.55

Significant accounting policies and notes to accounts           19
The schedules referred above form an integral part of the condensed consolidated balance sheet
As per our report attached for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	Dr. Jagdish N Sheth	P M Sinha
Chartered Accountants	Chairman	Director	Director

Jamil Khatri	Suresh C Senapaty	V Ramachandaran	B C Prabhakar
Partner	Executive Vice President	Company Secretary	Director
Membership No.102527	& Chief Financial Officer
Bangalore
January 18, 2006

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

		(Rs. in Million)
		Quarter ended December 31,		Nine months ended December 31,		Year ended
		2005	2004	2005	2004	March 31, 2005
INCOME
Gross sales & service		27,870.15	21,205.05	75,881.27	59,152.00	82,330.25
Less : Excise duty		218.57	166.59	570.85	557.75	724.70

Net sales and services		27,651.58	21,038.46	75,310.42	58,594.25	81,605.55
Other income	13	176.46	271.19	713.72	631.49	944.79

		27,828.04	21,309.65	76,024.14	59,225.74	82,550.34

EXPENDITURE
Cost of sales and services	14	18,285.32	13,956.88	50,365.12	38,358.51	54,081.41
Selling and marketing expenses	15	1,756.00	1,435.19	5,091.80	4,154.87	5,638.13
General and administrative expenses	16	1,478.42	947.46	3,868.26	2,733.41	3,826.91
Interest	17	18.89	23.29	27.88	50.03	56.12

		21,538.63	16,362.82	59,353.06	45,296.82	63,602.57

PROFIT BEFORE TAXATION		6,289.41	4,946.83	16,671.08	13,928.92	18,947.77
Provision for taxation including FBT		948.41	721.70	2,407.55	2,034.85	2,749.59

PROFIT AFTER TAXATION		5,341.00	4,225.13	14,263.53	11,894.07	16,198.18

Profit before minority interest / share in earnings of affiliates		5,341.00	4,225.13	14,263.53	11,894.07	16,198.18

Minority interest			(28.49)	(1.40)	(72.11)	(88.12)
Share in earnings of Affiliates		93.94	71.28	233.12	132.98	175.33

PROFIT FOR THE PERIOD		5,434.94	4,267.92	14,495.25	11,954.94	16,285.39

Appropriations
Proposed dividend					(5.39)	3,517.85
Proposed one time dividend					(33.62)	(39.01)
Total dividend					(39.01)	3,478.84
Tax on dividend						493.38

TRANSFER TO GENERAL RESERVE		5,434.94	4,267.92	14,495.25	11,993.95	12,313.17

EARNINGS PER SHARE — EPS (PY: Adjusted EPS for bonus issue in ratio of 1:1)

Basic (in Rs.)	3.86	3.07	10.33	8.60	11.70
Diluted (in Rs.)	3.80	3.02	10.18	8.54	11.60
Number of shares for calculating EPS (PY: Adjusted for bonus issue in ratio of 1:1)

Basic	1,408,963,785	1,390,875,326	1,403,858,212	1,389,583,530	1,391,554,372
Diluted	1,430,266,680	1,413,879,800	1,424,167,437	1,399,654,328	1,404,334,256

Significant accounting policies and notes to accounts           19
The schedules referred above form an integral part of the condensed consolidated profit and loss account
As per our report attached for and on behalf of Board of Directors

for BSR & Co.	Azim Premji	Dr. Jagdish N Sheth	P M Sinha
Chartered Accountants	Chairman	Director	Director

Jamil Khatri	Suresh C Senapaty	V Ramachandaran	B C Prabhakar
Partner	Executive Vice President	Company Secretary	Director
Membership No.102527	& Chief Financial Officer
Bangalore
January 18, 2006

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of December 31,		As of March 31,
	2005	2004	2005
SCHEDULE 1 SHARE CAPITAL

Authorised capital
1,650,000,000 (2004: 375,000,000 & 2005: 750,000,000) equity shares of Rs. 2 each	3,300.00	1,500.00	1,500.00
25,000,000 (2004 & 2005: 25,000,000) 10.25 % redeemable cumulative preference shares of Rs. 10 each	250.00	250.00	250.00

	3,550.00	1,750.00	1,750.00

Issued, subscribed and paid-up capital
1,420,739,099 (2004 : 702,120,931, 2005 : 703,570,522) equity Shares of Rs. 2 each	2,841.48	1,404.24	1,407.14

	2,841.48	1,404.24	1,407.14

SCHEDULE 2 RESERVES AND SURPLUS

Capital reserve
Balance brought forward from previous period	9.50	9.50	9.50
Add : Acquisition of minority interest in	37.59
Wipro Infrastructure Engineering Ltd. (formerly known as Wipro Fluid Power Ltd)

	47.09	9.50	9.50

Capital redemption reserve
Balance brought forward from previous period	250.04	250.04	250.04
Less : Amount utilised for bonus shares	250.04

		250.04	250.04
Securities premium account
Balance brought forward from previous period	9,299.05	6,732.28	6,732.28
Add : Exercise of stock options by employees	3,494.77	1,867.47	2,566.77
Less : Amount utilised for bonus shares	1,161.75

	11,632.07	8,599.75	9,299.05

Translation reserve	(98.74)	(132.79)	(130.91)

Restricted stock units reserve
Employees Stock Options Outstanding	2,859.83	3,401.45	3,529.12
Less : Deferred Employee Compensation Expense	2,385.79	3,232.53	3,183.50

	474.04	168.92	345.62

General reserve
Balance brought forward from the previous period	41,633.81	30,251.90	30,251.90
Additions [refer Note 19 (2)]	14,507.56	11,993.95	12,313.17
Less : Amount utilised for bonus shares		931.26	931.26

	56,141.37	41,314.59	41,633.81

Summary of reserves and surplus
Balance brought forward from previous period	51,407.11	37,083.97	37,083.97
Additions	18,200.51	14,057.30	15,254.40
Deletions	1,411.79	931.26	931.26

	68,195.83	50,210.01	51,407.11

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of December 31,		As of March 31,
	2005	2004	2005
SCHEDULE 3 SECURED LOANS

Cash credit facility from banks	262.00	152.28	214.21
Development loan from Karnataka Government	1.68	1.68	1.68
Others	6.42

	270.10	153.96	215.89

SCHEDULE 4 UNSECURED LOANS

Cash credit facility — overseas	792.36	356.08	349.76
3% Convertible Bonds	272.05

Other Loans
Interest free loan from State Governments	51.64	104.73	54.02
Others	73.78	1.25	1.25

	1,189.83	462.06	405.03

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE 5 FIXED ASSETS

(Rs. in million)
PARTICULARS	GROSS BLOCK				ACCUMULATED DEPRECIATION				NET BLOCK
			Deductions /	As of December 31,	As of April 1	Depreciation for	Deductions /	As of December	As of December	As of December	As of March 31,
	As of April 1 2005	Additions	adjustments	2005	2005	the period	adjustments	31,2005	31,2005	31,2004	2005

Land	1,268.52	444.87	—	1,713.39	—	—	—	—	1,713.39	770.97	1,268.52
Buildings	3,893.46	655.09	48.32	4,500.23	328.49	46.99	8.00	367.48	4,132.75	3,373.33	3,564.97
Plant & machinery	11,806.06	1,854.55	8.79	13,651.82	7,582.37	1,607.44	21.73	9,168.08	4,483.74	4,056.29	4,223.69
Furniture, fixture and equipments	2,513.85	402.70	37.46	2,879.09	1,498.34	403.83	31.03	1,871.14	1,007.95	988.65	1,015.51
Vehicles	1,053.28	319.46	97.90	1,274.84	501.02	175.32	27.88	648.46	626.38	528.34	552.26
Technical know-how	10.38	8.50	—	18.88	10.38	5.92	—	16.30	2.58	—	—
Patents, trade marks and rights	354.08	1.51	—	355.59	31.17	12.33	—	43.50	312.09	329.87	322.91

	20,899.63	3,686.68	192.47	24,393.84	9,951.77	2,251.83	88.64	12,114.96	12,278.88	10,047.45	10,947.86

Previous period - 31 December 2004	15,607.11	3,827.50	113.00	19,321.61	7,599.48	1,740.91	66.23	9,274.16	10,047.45

Previous year - 31 March 2005	15,607.11	5,455.65	163.13	20,899.63	7,599.48	2,456.24	103.95	9,951.77	10,947.86

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of December 31,		As of March 31,
	2005	2004	2005
SCHEDULE 6 INVESTMENTS

Investment — Long Term

Investment in Affiliates
Wipro GE Medical Systems Private Ltd. (refer note below)	722.14	482.49	506.75
WeP Peripherals Ltd.	219.48	183.63	201.72

	941.62	666.12	708.47

Other Investment — unquoted	13.06		12.60

Investment — short term
Investments in Indian money market mutual funds	30,693.26	21,565.68	22,627.69
Investment overseas — trust funds / others		138.15	156.17

	30,693.26	21,703.83	22,783.86

	31,647.94	22,369.95	23,504.93

Note:	Equity investments in this company carry certain restrictions on transfer of shares that is normally provided for in shareholders’ agreements
SCHEDULE 7 INVENTORIES

Raw materials	824.23	669.18	829.77
Stock in process	322.91	259.16	212.51
Finished goods	705.11	631.61	666.56
Stores and spares	56.64	37.16	38.41

	1,908.89	1,597.11	1,747.25

Basis of stock valuations :
i) Raw materials, stock in process and stores & spares at or below cost.
ii) Finished goods at cost or net realizable value, whichever is lower
SCHEDULE 8 SUNDRY DEBTORS
(Unsecured)
Debts outstanding for a period exceeding six months

Considered good	957.29	606.78	654.35
Considered doubtful	1,170.04	868.63	846.54

	2,127.33	1,475.41	1,500.89

Others
Considered good	18,538.96	13,144.22	14,863.95

	18,538.96	13,144.22	14,863.95

Less : Provision for doubtful debts	1,170.04	868.63	846.54

	19,496.25	13,751.00	15,518.30

SCHEDULE 9 CASH AND BANK BALANCES

Cash and cheques on hand	137.52	57.82	109.14
Bank balances (including Deposits)	4,141.96	3,083.28	5,604.43

	4,279.48	3,141.10	5,713.57

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of December 31,		As of March 31,
	2005	2004	2005
SCHEDULE 10 LOAN AND ADVANCES

(Unsecured, considered good unless otherwise stated)
Advance recoverable in cash or in kind or for value to be received
Considered good	2,684.06	2,410.23	1,794.83
Considered doubtful	104.94	81.07	89.33

	2,789.00	2,491.30	1,884.16
Less : Provision for doubtful advances	104.94	81.07	89.33

	2,684.06	2,410.23	1,794.83

Other deposits	1,008.43	843.49	889.06
Advance tax (net of provision)	904.81	302.18	184.07
Balances with excise and customs	108.62	20.73	20.20
Unbilled revenue	4,240.63	2,462.68	2,674.69

	8,946.55	6,039.31	5,562.85

SCHEDULE 11 LIABILITIES

Sundry creditors	3,168.64	3,243.57	3,742.85
Unclaimed dividend	4.50	1.48	4.50
Advances from customers	772.19	703.80	637.50
Unearned revenues	1,052.21	534.86	639.64
Other liabilites	12,463.58	7,030.79	7,717.59

	17,461.12	11,514.50	12,742.08

SCHEDULE 12 PROVISIONS

Employee retirement benefits	1,211.23	1,253.48	828.58
Warranty provision	631.75	385.99	462.33
Proposed dividend			3,517.85
Tax on proposed dividend			493.38

	1,842.98	1,639.47	5,302.14

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
	Quarter ended December 31,		Nine months ended December 31,		Year ended
	2005	2004	2005	2004	March 31, 2005

SCHEDULE 13 OTHER INCOME

Dividend on mutual fund units	249.99	147.47	595.56	516.75	679.36
Interest on debt instruments and others	21.52	8.49	138.71	17.07	35.79
Rental income	7.47	5.68	15.65	16.99	22.63
Profit on sale of mutual fund units	116.78	47.32	163.67	12.37	35.59
Profit on disposal of fixed assets	3.70	7.48	10.99	107.47	109.80
Exchange differences — net	(232.22)	40.95	(242.72)	(72.38)	(9.14)
Miscellaneous income	9.22	13.80	31.86	33.22	70.76

	176.46	271.19	713.72	631.49	944.79

SCHEDULE 14 COST OF SALES AND SERVICES

Raw materials, finished and process stocks *	3,428.79	3,015.84	10,035.60	8,049.51	12,182.72
Stores & spares	116.19	105.61	337.55	248.19	370.84
Power and fuel	241.07	165.77	688.51	459.62	626.52
Employee compensation cost	9,974.72	7,850.58	27,789.72	21,298.82	29,393.46
Insurance	55.24	34.71	117.99	98.27	131.52
Repairs	268.45	252.14	738.01	802.07	1,118.60
Rent	147.23	112.97	417.18	321.78	455.28
Rates & taxes	21.41	9.33	78.19	37.58	57.54
Packing & freight inward	3.02	4.14	21.35	11.85	18.71
Travel	791.73	573.25	2,155.77	1,577.41	2,118.86
Communication	338.81	279.64	1,020.30	872.81	1,202.55
Depreciation	713.34	611.12	2,081.37	1,610.01	2,281.70
Sub contracting / Technical fees	1,412.69	523.98	2,992.29	1,575.09	2,130.33
Miscellaneous	772.63	417.80	1,891.29	1,395.50	1,992.78

	18,285.32	13,956.88	50,365.12	38,358.51	54,081.41

*	For details refer Schedule 18

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
	Quarter ended December 31,		Nine months ended December 31,		Year ended
	2005	2004	2005	2004	March 31, 2005

SCHEDULE 15 SELLING & MARKETING EXPENSES

Employee compensation cost	827.31	670.78	2,508.18	1,892.00	2,586.22
Insurance	12.03	14.88	24.90	46.09	46.72
Repairs to building	2.85	2.21	6.50	7.95	6.72
Rent	56.88	59.37	166.38	170.49	210.90
Rates and taxes	6.22	1.77	14.80	12.94	20.30
Carriage and freight	134.80	93.45	396.46	249.38	356.96
Commission on sales	31.05	54.19	95.11	146.24	205.19
Advertisement and sales promotion	246.10	209.52	663.40	563.86	755.81
Depreciation	26.91	19.92	70.97	56.33	74.71
Travel	176.27	144.37	540.96	453.84	602.88
Communication	66.79	69.70	186.05	209.62	276.67
Miscellaneous expenses	168.79	95.03	418.09	346.13	495.05

	1,756.00	1,435.19	5,091.80	4,154.87	5,638.13

SCHEDULE 16 GENERAL & ADMINISTRATION EXPENSES

Employee compensation cost	615.23	441.87	1,563.63	1,080.74	1,568.37
Insurance	3.36	2.96	6.13	26.69	33.51
Repairs to building	0.44	0.42	3.27	6.14	7.83
Rent	8.33	4.35	29.76	19.42	30.21
Rates and taxes	12.50	3.74	46.10	12.82	20.14
Auditor’s remuneration
Audit fees	4.61	2.34	9.86	7.67	8.28
For certification including tax audit				0.06	0.96
Reimbursement of expenses	0.26	0.10	1.35	0.33	0.78
Loss on disposal of fixed assets	6.23	1.04	6.51	1.38	1.10
Depreciation	32.97	25.18	99.49	74.57	99.83
Travel	145.02	115.22	434.78	301.40	418.06
Communication	34.45	20.94	91.45	58.72	78.60
Provision / write off of bad debts	125.07	(6.80)	328.47	141.05	151.89
Miscellaneous	489.95	336.10	1,247.46	1,002.42	1,407.35

	1,478.42	947.46	3,868.26	2,733.41	3,826.91

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
	Quarter ended December 31,		Nine months ended December 31,		Year ended
	2005	2004	2005	2004	March 31, 2005

SCHEDULE 17 INTEREST
Cash credit and others	18.89	23.29	27.88	50.03	56.12

	18.89	23.29	27.88	50.03	56.12

SCHEDULE 18 RAW MATERIAL, FINISHED AND PROCESSED STOCKS

Consumption of raw materials and bought out components
Opening stocks	760.77	537.31	829.77	551.40	551.40
Add : Purchases	2,198.35	2,302.92	5,751.51	5,830.97	7,015.71
Less : Closing Stock	824.23	669.18	824.23	669.18	829.77

	2,134.89	2,171.05	5,757.05	5,713.19	6,737.34

Purchase of finished products for sale	1,392.04	1,041.27	4,427.50	2,517.98	5,615.34

(Increase) / Decrease in finished and process stocks:

Opening stock : In process	263.03	216.82	212.51	159.52	159.52
: Finished products	666.85	477.47	666.56	549.59	549.59

Less : Closing stock : In process	322.91	259.16	322.91	259.16	212.51
: Finished products	705.11	631.61	705.11	631.61	666.56

	(98.14)	(196.48)	(148.95)	(181.66)	(169.96)

	3,428.79	3,015.84	10,035.60	8,049.51	12,182.72

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

	(Rs. in million)
	Quarter ended December 31		Nine months ended December 31		Year ended
	2005	2004	2005	2004	March 31, 2005

A. Cash flows from operating activities:
Profit before tax	6,289.41	4,945.83	16,671.08	13,928.92	18,947.77
Adjustments:
Depreciation and amortization	773.22	656.20	2,251.83	1,740.91	2,456.24
Amortisation of stock compensation	155.96	168.92	478.99	168.92	345.62
Unrealised exchange differences — net	118.66	(53.92)	154.74	—	(92.45)
Retirement benefits provision	71.46	280.24	382.65	570.13	145.23
Interest on borrowings	18.89	23.29	27.88	50.03	56.12
Dividend / interest — net	(271.51)	(156.13)	(734.26)	(533.82)	(715.15)
Profit on sale of mutual fund units	(116.78)	(47.32)	(163.67)	(12.37)	(35.59)
Gain on sale of fixed assets	(3.70)	(7.48)	(10.99)	(107.47)	(109.80)
Working capital changes :	—
Trade and other receivable	(1,528.40)	(636.97)	(5,033.71)	(2,803.51)	(4,169.04)
Loans and advances	(54.83)	(18.57)	(1,129.57)	(279.99)	311.74
Inventories	(172.15)	(334.56)	(161.64)	(305.99)	(455.23)
Trade and other payables	1,376.22	817.17	4,454.10	3,190.60	3,932.55

Net cash generated from operations	6,656.45	5,636.70	17,187.43	15,606.36	20,618.01
Direct taxes paid	(1,232.94)	(604.52)	(3,128.29)	(1,796.94)	(2,354.70)

Net cash generated by operating activities	5,423.51	5,032.18	14,059.14	13,809.42	18,263.31

B. Cash flows from investing activities:
Acquisition of property, fixed assets plant and equipment (including advances)	(1,664.98)	(1,622.71)	(5,598.65)	(4,954.35)	(6,627.43)
Proceeds from sale of fixed assets	66.97	(100.22)	114.82	154.24	168.98
Purchase of investments	(17,270.37)	(21,429.34)	(40,921.42)	(51,084.08)	(70,650.11)
Proceeds on sale / from maturities on investments	14,131.74	17,786.19	33,307.65	47,897.54	66,383.54
Net payment for acquisition of businesses	(1,724.44)	(493.50)	(2,576.71)	(597.77)	(617.99)
Dividend / interest income received	271.51	180.16	734.26	504.56	759.14

Net cash generated by / (used in) investing activities	(6,189.57)	(5,679.42)	(14,940.05)	(8,079.86)	(10,583.87)

C. Cash flows from financing activities:
Proceeds from exercise of employee stock option	1,306.72	1,579.42	3,166.75	1,875.47	2,576.58
Share application money pending allotment	(33.85)	38.30	114.99	38.30	12.05
Dividends paid (including distribution tax)	—	—	(3,997.74)	(7,575.76)	(7,575.76)
Interest paid on borrowings	(18.89)	—	(27.88)	—	(56.12)
Proceeds from short-term borrowings — net	(422.73)	(155.09)	190.00	(437.35)	(432.43)
Proceeds from issuance shares by subsidiary	—	12.21	—	266.19	266.19

Net cash generated by / (used in) financing activities	831.25	1,474.84	(553.88)	(5,833.15)	(5,209.49)

Net (decrease) / increase in cash and cash equivalents during the period	65.19	827.60	(1,434.79)	(103.59)	2,469.95
Cash and cash equivalents at the beginning of the period	4,214.09	2,313.50	5,713.57	3,242.70	3,242.70

Effect of translation of cash balance	0.20	—	0.70	1.99	0.92

Cash and cash equivalents at the end of the period	4,279.48	3,141.10	4,279.48	3,141.10	5,713.57

As per our report attached	for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	Dr. Jagdish Sheth	P M Sinha
Chartered Accountants	Chairman	Director	Director

Jamil Khatri	Suresh C Senapaty	V Ramachandran	B C Prabhakar
Partner	Executive Vice President	Company Secretary	Director
Membership No. 102527	& Chief Financial Officer

Bangalore
18 January 2006

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

SCHEDULE — 19 SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO ACCOUNTS
Company overview
Wipro Limited (Wipro), together with its subsidiaries and affiliates (collectively, the Company or the group) is a leading India based provider of IT Services and Products, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as India and AsiaPac IT Services and Products and Consumer Care and Lighting. Wipro is headquartered in Bangalore, India.
Significant accounting policies
Basis of preparation of financial statements
The accompanying financial statements are prepared and presented under historical cost convention on accrual basis of accounting, in accordance with Indian Generally Accepted Accounting Principles (Indian GAAP) and accounting standards issued by the Institute of Chartered Accountants of India (ICAI).
Principle of consolidation
The consolidated financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.
The financial statements of the parent Company and its majority owned and controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating inter-company balances / transactions and resulting unrealized gain / loss.
The consolidated financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.
Use of estimates
The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the consolidated financial statements and reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.
Revenue recognition
Revenue from software development services comprises revenue from time and material and fixed- price contracts. Revenue from time and material contracts are recognized as related services are performed. Revenue from fixed-price, fixed-time frame contracts is recognized in accordance with the percentage of completion method.
Revenues from BPO services are derived from both time-based and unit-priced contracts. Revenue is recognized as the related services are performed, in accordance with the specific terms of the contract with the customers.
Maintenance revenue is considered on acceptance of the contract and is accrued over the period of the contract.
Revenue from customer training, support and other services is recognised as the related services are performed.
Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates. ‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as at the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.
Revenue from sale of products is recognised, in accordance with the sales contract, on dispatch from the factories / warehouse of the Company. Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.
Agency commission is accrued when shipment of consignment is dispatched by the principal.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Profit on sale of investments is recorded upon transfer of title by the Company and is determined as the difference between the sales price and the then carrying value of the investment.
Interest is recognized using the time-proportion method, based on rates implicit in the transaction. Export incentives are accounted on accrual basis and include estimated realizable values / benefits from special import licenses and advance licenses.
Other income is recognized on accrual basis. Other income includes unrealized losses on short-term investments.
Warranty cost
The Company accrues the estimated cost of warranties at the time when the revenue is recognized. The accruals are based on the Company’s historical experience of material usage and service delivery costs.
Fixed assets, intangible assets and work-in-progress
Fixed assets are stated at historical cost less accumulated depreciation.
Interest on borrowed money allocated to and utilized for fixed assets, pertaining to the period up to the date of capitalization is capitalized. Assets acquired on direct finance lease are capitalized at the gross value and interest thereon is charged to profit and loss account.
Intangible assets are stated at the consideration paid for acquisition less accumulated amortization.
Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work-in- progress.
Lease payments under operating lease are recognised as an expense in the profit and loss account.
Goodwill
Goodwill arising on consolidation / acquisition of assets is not amortised. It is tested for impairment on a periodic basis and written-off if found impaired.
Depreciation and amortization
Depreciation is provided on straight line method at rates not lower than rates specified in Schedule XIV to the Companies Act, 1956. Assets under capital lease are amortized over their estimated useful life or the lease term, whichever is lower.
Intangible assets are amortized over their estimated useful life. Estimated useful life is usually less than 10 years. For certain brands acquired by the Company, based on the performance of various comparable brands in the market, the Company estimated the useful life of those brands to be 20 to 25 years. Accordingly, such intangible assets are being amortized over 20 to 25 years.
Investments
Long term investments (other than investments in affiliates ) are stated at cost less provision for diminution in the value of such investments. Diminution in value is provided for where the management is of the opinion that the diminution is of other than temporary nature. Short term investments are valued at lower of cost and net realizable value.
Investments in affiliates are accounted under the equity method.
Inventories
Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is determined using weighted average method.
Provision for retirement benefits
Gratuity — In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan). The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

employee’s last drawn salary and the years of employment with the Company. The Company contributes to the group gratuity scheme of Life Insurance Corporation of India (LIC).
Superannuation — Apart from being covered under the Gratuity Plan described above, the senior officers of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC. The Company makes annual contributions based on a specified percentage of each covered employee’s salary. The Company has no further obligations under the plan beyond its annual contributions.
Provident fund — In addition to the above benefits, employees receive benefits from a provident fund, a defined contribution plan. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. A portion of the contribution is made to the provident fund trust managed by the Company, while the remainder of the contribution is made to the Government’s provident fund. The government mandates the annual yield to be provided to the employees on their corpus. The Company has an obligation to make good the shortfall, if any, between the yield on the investments of trust and the yield mandated by the government.
Foreign currency transactions
The Company is exposed to currency fluctuations on foreign currency transactions. With a view to minimize the volatility arising from fluctuations in the currency rates, the Company follows established risk management policies, including the use of foreign exchange forward contracts and other derivative instruments.
As a part of the Risk Management Policies, the forward contracts are designated as hedge of highly probable forecasted transactions. The Accounting Standard (AS 11) on “The Effects of Changes on Foreign Exchange Rates”, amended with effect from April 1, 2004 provides guidance on accounting for forward contracts. In respect of forward contracts entered into to he dge foreign exchange risk of highly probable forecasted transactions, the ICAI has clarified that AS 11 is not applicable to such forward contracts.
Foreign currency transactions are recorded at the average rate for the month. Period-end balances of foreign currency assets and liabilities are restated at the closing rate. The exchange difference arising from restatement or settlement is recognized in the profit and loss account.
In respect of forward contracts assigned to the foreign currency assets as on the balance sheet date, the proportionate premium / discount for the period upto the date of balance sheet is recognized in the profit and loss account. The exchange difference measured by the change in exchange rate between inception of forward contract and the date of balance sheet is applied on the foreign currency amount of the forward contract and recognized in the profit and loss account.
Gains / losses, including gains / losses on intermediary roll over / cancellation, of forward contracts designated as hedge of highly probable forecasted transactions are recognised in the profit and loss account in the period in which the forecasted transaction is expected to occur. However, premium / discount are recognized in the profit and loss account upon settlement / intermediary roll over / cancellation.
Realised / unrealised gains and losses on forward contracts and options not designated as hedges of forecasted transactions are accounted in the profit and loss account for the period.
In respect of non-integral operations assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit & loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.
Employee stock options
The Company measures the compensation cost relating to employee stock options using the intrinsic value method. The compensation cost is amortized on a straight line basis over the total vesting period of the stock options.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Fringe benefit tax
Consequent to the introduction of Fringe Benefit Tax (FBT) effective 1 April 2005, in accordance with the guidance note on accounting for fringe benefits tax issued by the ICAI, the Company has made provision for FBT under income taxes.
Income tax
The current charge for income taxes is calculated in accordance with the relevant tax regulations. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to timing differences that result between accounting income and tax income of each entity of the group. Deferred tax in respect of timing differences which originate during tax holiday period but reverse after the tax holiday period is recognized in the period in which the timing difference originate. For this purpose, the timing difference which originates first is considered to reverse first. Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enac ted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Deferred tax assets on carried forward losses, are only recognized to the extent that th ere is virtual certainty that sufficient future taxable income will be available against which such deferred tax assets can be realized.
The income tax provision for the interim period is made based on the best estimate of the annual average effective tax rate expected to be applicable for full fiscal year. Changes in interim periods to tax provisions, for changes in judgments or settlements relating to tax exposure items of earlier years, are recorded as discrete items in the interim period of change.
Research and development
Revenue expenditure on research and development is charged to profit and loss account and capital expenditure is shown as addition to fixed assets.
Earnings per share
The number of shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period. The number of shares used in computing diluted earnings per share comprises the weighted average shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity shares. The dilution is determined using the treasury stock method. Dilutive potential equity shares are deemed converted as of the beginning of the per iod, unless issued at a later date. The number of shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issues.
Cash flow statement
Cash flows are reported using indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

NOTES TO ACCOUNTS
1.	The following are the breakup for 1,420,739,099 (2004: 702,120,931, 2005: 703,570,522) shares as at December 31, 2005
i)	1,398,430,659 equity shares / American Depository Receipts (ADRs) (2004 & 2005: 692,537,085), have been allotted as fully paid bonus shares / ADRs by capitalisation of securities premium account of Rs.1161.75 Million (2004 & 2005: Rs.32.64 Million), Capital Redemption Reserve 250.04 Million (2004 & 2005: Rs. 1352.44 Million)

ii)	1,325,525 equity shares (2004 & 2005: 1,325,525) have been allotted as fully paid-up, pursuant to a scheme of amalgamation, without payment being received in cash.

iii)	3,162,500 shares representing 3,162,500 American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company.

iv)	16,895,415 (2004: 4,179,821, 2005: 5,620,412) equity share issued pursuant to Employee Stock Option Plan.
2.	Note on Reserves:
i)	Restricted stock units reserve represents charge to profit and loss account to be treated as securities premium at the time of allotment of shares

ii)	Additions to General Reserve include:

Rs. in Million
	For the nine months ended
	December	December
	31, 2005	31, 2004

a) Transfer from profit and loss account	14,495.25	11,954.94

b) Dividend distributed to Wipro Equity Reward Trust (WERT)	19.73	39.01

c) Less: additional dividend paid for the previous year	(7.42)	—

	14,507.56	11,993.95

3.	Goodwill on consolidation as on the balance sheet date comprises of the following:

(Rs. in million)
Wipro Infrastructure Engineering Limited	18.27
(formerly Wipro Fluid Power Limited)
Wipro BPO Solutions Limited	4,714.03
(formerly Wipro Spectramind Services Limited)
Wipro Healthcare IT Limited	175.01
Cygnus Negri Investments Private Limited	16.26
Wipro Inc.	1,273.49
Wipro Technology UK Limited	117.62
MPower Software Services Inc. (refer Note 5)	1,089.26
New Logic Technologies AG (refer Note 6)	840.10

8,244.04

4.	As of December 31, 2005, forward contracts and options (including zero cost collars) to the extent of USD 303 Million have been assigned to the foreign currency assets as on the balance sheet date. The proportionate premium / discount on the forward contracts for the period upto the date of balance sheet is recognized in the profit and loss account. The exchange difference measured by the change in exchange rate between inception of forward

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

contract and the date of balance sheet is applied on the foreign currency amount of the forward contract and recognized in the profit and loss account.

Additionally, the Company has designated forward contracts and options to hedge highly probable forecasted transactions. The Company also designates zero cost collars to hedge the exposure to variability in expected future foreign currency cash inflows due to exchange rate movements beyond a defined range. The range comprises an upper and lower strike price. At maturity, if the exchange rate remains within the range the Company realizes the cash inflows at spot rate, otherwise the Company realizes the inflows at the upper or lower strike price.

The gain or loss on the forward contracts and options are recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur.

In certain cases, the Company has entered into forw ard contracts having a maturity earlier than the period in which the hedged transaction is forecasted to occur. The gain / loss on roll over / cancellation / expiry of such contracts is recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur, till such time the same is accumulated and shown under Loans and Advances / Current liabilities. However, premium / discount are recognized in the profit and loss account upon settlement / intermediary roll over / cancellation.

In respect of option / forward contracts which are not designated as hedge of highly probable forecasted transactions, realized / unrealized gain or loss are recognized in the profit and loss account of the respective periods.

As at the balance sheet date, the Company had forward / option contracts to sell USD 512 Million in respect of highly probable forecasted transactions. The effect of marked to market and of intermediary roll over / expiry of the said forward contracts is a gain of Rs. 71.79 Million. The final impact of such contracts will be recognized in the profit and loss account of the respective periods in which the forecasted transactions are expected to occur.

5.	Effective December 1, 2005, the Company acquired 100% equity of MPower Software Services Inc. and its subsidiaries (MP ower ) including the minority shareholding held by MasterCard International in MPact India, a joint venture between MasterCard International and MPower Inc, for an aggregate cash consideration of Rs.1,274.57 Million. MPower Software Services Inc. is a US based Company engaged in providing IT services in the payments space.

As a part of this acquisition, Wipro aims to provide MasterCard a wide range of services including application development and maintenance, infrastructure services, package implementation, BPO and testing. Through this acquisition, Wipro is able to expand domain expertise in payment space and increase the addressable market for IT services.

The Company has made preliminary determination of the carrying value of assets and liabilities of MPower as at December 31, 2005 and has recorded goodwill of Rs. 1,089.18 Million. The Company is in the process of making a final determination of the carrying value of assets and liabilities, which may result in changes in the carrying value of goodwill and net assets recorded.

6.	On December 28, 2005, the Company acquired 100% equity of BVPENTE and its subsidiaries (New Logic). New Logic is an European system on chip design company. The consideration includes cash consideration of Rs. 1,156. 54 Million and earn outs of Euro 26 Million to be determined and paid in future based on financial targets being achieved over a 3 year period.

Through this acquisition, the Company has acquired strong domain expertise in semiconductor IP cores and complete system-on-chip solutions with digital, analog mixed

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

signal and RF design services. The acquisition also enables the Company to access over 20 customers in the product engineering space.

The Company has made preliminary determination of the carrying value of assets and liabilities of New Logic as at December 31, 2005 and has recorded goodwill of Rs. 840.10 Million. The Company is in the process of making a final determination of the carrying value of assets and liabilities, which may result in changes in the carrying value of goodwill and net assets recorded.

7.	During the nine months ended December 31, 2005, the Company acquired 4,619,614 shares from the employee shareholders of Wipro BPO Solutions Limited for a total consideration of Rs. 852.00 Million. The excess of consideration paid over the carrying value of minority interest of Rs. 623.12 Million is recognized as goodwill. With this acquisition, the Company now owns 100% equity of Wipro BPO Solutions Limited.

8.	The Company has a 49% equity interest in Wipro GE Medical Systems Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interest in Joint Venture”. Consequently, Wipro GE is not considered as a joint venture and consolidation of financial statements are carried out as per equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial statements”.

Investments in WeP Peripherals Ltd have been accounted for by the equity method.

9.	In June 2004, the Company estab lished Wipro Restricted Stock Unit Plan (WRSUP 2004) and Wipro ADS Restricted Stock Unit Plan (WARSUP 2004). The Company is authorized to issue up to 12,000,000 Restricted Stock Units (RSUs) under each plan to eligible employees.

The Company has been granting restricted stock units (RSUs) since October 2004. The RSUs generally vest equally at annual intervals over a five year period. The stock compensation cost is computed under the intrinsic value method and amortized on a straight line basis over the total vesting period of five years. As permitted by generally accepted accounting principles in the United States (US GAAP), the Company applies a similar straight line amortization method for financial reporting under US GAAP. The Company has been advised by external counsel that the straight line amortization over the total vesting period complies with the SEBI Employee Stock Option Scheme Guidelines 1999, as amended.

However , an alternat ive interpretation could result in amortization of the cost on an accelerated basis. Under this approach, the amortization in the initial years would be higher with a lower charge in subsequent periods (though the overall charge over the full vesting period will remain the same). If the Company were to amortize the cost on an accelerated basis, profit before taxes and profit after tax for three months ended December 31, 2005 would have been lower by Rs. 43 Million & Rs. 37 Million and for nine months ended December 31, 2005 would have been lower by Rs. 462 Million & Rs. 425 Million respectively. Similarly, the profit before taxes and profit after tax for the year ended March 31, 2005 would have been lower by Rs. 443 Million and Rs. 409 Million respectively. This would effectively increase the profit before and after tax in later years by similar amounts.

The Company is awaiting further clarification on the matter.

10.	From time to time, in the normal course of business, the Company transfers accounts receivables and employee advances (financials assets) to banks. Under the terms of the arrangements, the Company surrenders control over the financial assets and accordingly the transfers are recorded as sale of financial assets. The sale of financial assets may be with or without recourse. Under arrangements with recourse, the Company is obligated to repurchase the uncollected financial assets, subject to limits specified in the agreement with

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

the banks. Additionally, the Company retains servicing responsibility for the transferred financial assets.

Gains and losses on sale of financial assets are recorded based on the carrying value of the financial assets, fair value of servicing liability and recourse obligations. Loss/Profit on sale is recorded at the time of sale.

During the nine months ended December 31, 2005, the Company transferred financial assets of Rs. 223.04 Million under such arrangements. This transfer resulted in loss of Rs. 3.60 Million. The maximum amount of recourse obligation in respect of this transfer is limited to 10% of the value of financial assets transferred under the arrangement.

11.	In March 2004, the Company received a demand from the income tax department of Rs. 2,614.57 Million (including interest demand of Rs. 764.49 Million) for one of its assessment years. The tax demand is mainly on account of disallowance of deduction claimed by the Company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. On similar grounds the Company received, in March 2005, a demand from the incom e tax department of Rs. 2,617.15 Million (including interest demand of Rs. 692.86 Million) for another assessment year. The aggregate liability not provided for, in respect of said demands is Rs. 4,737.95 Million.

In the opinion of the Company’s legal counsel the said disallowance is not tenable. The management of the Company has filed an appeal disputing the said demands. In June 2005, the Income Tax appellate Tribunal (ITAT) has upheld, for a different assessment year, certain income tax deductions claimed by the Company. Applying the principles set out by the ITAT, the Company would be eligible for a higher alternate deduction against the disallowances made in the above assessment years. This is expected to reduc e the above demands by Rs. 2,159.38 Million. Consequently, the aggregate liability not provided for, in respect of said demands is expected to be Rs. 2,578.57 Million. Considering the facts and nature of disallowance, the management believes that final outcome of the dispute will be positive and there will not be any material impact on the financial statement.

12.	a) Provision for taxation comprises of following:
(i)	Rs. 1,235.33 Million (2004: Rs. 905.71 Million & 2005: Rs. 1,133.65 Million) in respect of foreign taxes.

(ii)	Rs. 993.74 Million (2004: Rs. 1,122.50 Million & 2005: Rs. 1,607.54 Million) in respect of Indian Income Tax, which includes write back of Rs. 216.38 (2004: Nil & 2005: provision of Rs. 70.55 Million) in respect of earlier years.

(iii)	Rs. Nil (2004: Rs. 6.64 Million & 2005: Rs. 8.40 Million) in respect of Wealth Tax which includes provision of Rs. Nil (2004: Rs. 2.89 Million & 2005: Rs. 3.40 Million) in respect of earlier years.

(iv)	Rs. 178.48 Million (2004: Nil & 2005: Nil) on account of Fringe Benefit Tax.
b)	Tax expense for the quarter is based on the estimated effective tax rate for the year. The bifurcation between current tax and deferred tax assets will be made at the year end, based on the full year workings.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

13.	The details of subsidiaries and affiliates are as follows :—

i) Name of the subsidiary	Country of	% Holding
	Incorporation
Wipro Infrastructure Engineering Limited	India	100%
Wipro Inc.	USA	100%
Enthink Inc. (a)	USA	—
Wipro Japan KK	Japan	100%
Wipro Chandrika Limited	India	90%
Wipro Trademarks Holding Limited	India	100%
Wipro Travel Services Limited	India	100%
Wipro HealthCare IT Limited	India	100%
Spectramind Inc. (b)	USA	—
Wipro Holdings (Mauritius) Limited	Mauritius	100%
Wipro Holdings (UK) Limited (c)	UK	—
Wipro Technologies UK Limited (d)	UK	—
Wipro Consumer Care Limited	India	100%
Cygnus Negri Investments Private Limited (e)	India	—
Wipro Shanghai Limited	China	100%
MPower Software Services Inc., (f)	USA	—
MPower Software Services (India) Private Limited (g)	India	—
MPact Technologies Services Private Limited (h)	India	—
BVPENTE Beteiligungsverwaltung GmbH (i)	Austria	—
New Logic Technologies AG (j)	Austria	—
NewLogic Technologies Inc . (k)	USA	—
NewLogic Technologies SARL (l)	France	—
NewLogic Technologies S.A. (m)	Switzerland	—

ii) Wipro Equity Reward Trust	India	Fully controlled trust
iii) Name of the affiliate
Wipro GE Medical Systems Private Limited	India	49%
WeP Peripherals Limited	India	37.72%

     Note:
a)	Majority owned by Wipro Inc.

b)	Fully owned by Wipro BPO Solutions Limited. The members of the Company have approved on July 21, 2005 the scheme of amalgamation of the following fully owned subsidiaries with the Company. The amalgamation is subject to the approval of the high court of Karnataka.
i.	Wipro BPO Solutions Limited,

ii.	Spectramind, Bermuda &

iii.	Spectramind, Mauritius
c)	Fully owned by Wipro Holdings (Mauritius) Limited

d)	Fully owned by Wipro Holdings (UK) Limited

e)	Fully owned by Wipro Trademarks Holding Limited

f)	Fully owned by Wipro Inc.

g)	Fully owned by MPower Inc.

h)	51% held by MPower Inc. & 49% held by Wipro Inc.

i)	Fully owned by Wipro Holdings (UK) Limited

j)	Fully owned by BVPENTE Beteiligungsverwaltung GmbH

k)	Fully owned by New Logic Technologies AG

l)	Fully owned by New Logic Technologies AG

m)	Fully owned by New Logic Technologies AG

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

14.	The segment information for the quarter and nine months ended December 31, 2005 is as follows:

Rs. in Million
Particulars	Quarter ended December 31			Nine months ended December 31			Year Ended
	2005	2004	Growth %	2005	2004	Growth %	31 March 2005

Revenues
IT Services	19,269	14,190	36%	51,895	39,621	31%	54,230
Acquisitions	59	—	—	59	—	—	—
BPO Services	1,895	1,698	12%	5,535	4,723	17%	6,523
Global IT Services and Products	21,223	15,888	34%	57,489	44,344	30%	60,753
India & AsiaPac IT Services and Products	3,992	3,421	17%	11,354	9,122	24%	13,964
Consumer Care and Lighting	1,549	1,289	20%	4,350	3,496	24%	4,723
Others	675	503	34%	1,933	1,615	20%	2,258

TOTAL	27,439	21,101	30%	75,126	58,577	28%	81,698

Profit before Interest and Tax — PBIT
IT Services	4,941	3,816	29%	13,339	10,912	22%	14,835
Acquisitions	16	—		16	—		—
BPO Services	305	323	-6%	689	981	-30%	1,206
Global IT Services and Products	5,262	4,139	27%	14,044	11,893	18%	16,041
India & AsiaPac IT Services and Products	376	271	39%	893	627	42%	1,042
Consumer Care and Lighting	209	175	19%	591	495	19%	672
Others	74	177	-58%	273	316	-14%	397

TOTAL	5,921	4,762	24%	15,801	13,331	19%	18,152

Interest (Net) and Other Income	369	185		870	598		796

Profit Before Tax	6,290	4,947	27%	16,671	13,929	20%	18,948

Income Tax expense including Fringe Benefit Tax	(949)	(722)		(2,408)	(2,035)		(2,750)

Profit before Share in earnings / (losses) of Affiliates and minority interest	5,341	4,225	26%	14,263	11,894	20%	16,198
Share in earnings of affiliates	94	71		233	133		175
Minority interest	—	(28)		(1)	(72)		(88)

PROFIT AFTER TAX	5,435	4,268	27%	14,495	11,955	21%	16,285

Operating Margin
IT Services	26%	27%		26%	28%		27%
Acquisitions	27%	—		27%	—		—
BPO Services	16%	19%		12%	21%		18%
Global IT Services and Products	25%	26%		24%	27%		26%
India & AsiaPac IT Services and Products	9%	8%		8%	7%		7%
Consumer Care and Lighting	13%	14%		14%	14%		14%

TOTAL	22%	23%		21%	23%		22%

CAPITAL EMPLOYED
IT Services	21,555	18,532		21,555	18,532		21,416
Acquisitions	2,448	—		2,448	—		—
BPO Services	10,542	8,177		10,542	8,177		8,472
Global IT Services and Products	34,545	26,709		34,545	26,709		29,888
India & AsiaPac IT Services and Products	2,314	1,417		2,314	1,417		1,370
Consumer Care and Lighting	1,028	659		1,028	659		917
Others	34,737	23,733		34,737	23,733		21,538

TOTAL	72,624	52,518		72,624	52,518		53,713

CAPITAL EMPLOYED COMPOSITION
IT Services	30%	35%		30%	35%		40%
Acquisitions	3%	—		3%	—		—
BPO Services	15%	16%		15%	16%		16%
Global IT Services and Products	48%	51%		48%	51%		56%
India & AsiaPac IT Services and Products	3%	3%		3%	3%		3%
Consumer Care and Lighting	1%	1%		1%	1%		2%
Others	48%	45%		48%	45%		39%

TOTAL	100%	100%		100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED
IT Services	92%	88%		83%	86%		81%
Acquisitions	5%	—		2%	—		—
BPO Services	12%	17%		10%	18%		16%
Global IT Services and Products	64%	66%		58%	65%		62%
India & AsiaPac IT Services and Products	72%	67%		65%	50%		63%
Consumer Care and Lighting	82%	101%		81%	105%		89%

TOTAL	34%	38%		33%	39%		39%

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

Notes to Segment Report
a)	The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the Accounting Standard 17 “Segment Reporting” issued by The Institute of Chartered Accountants of India.

b)	Segment revenue includes exchange differences which are reported in other income in the financial statements

c)	PBIT for the quarter and nine months ended December 31, 2005 is after considering restricted stock unit amortisation of Rs. 156 Million and Rs. 479 Million respectively. PBIT of Global IT Services and Products for the quarter and nine months ended December 31, 2005 is after considering restricted stock unit amortisation of Rs. 135 Million and Rs. 413 Million respectively.

d)	Capital employed of ‘Others’ includes cash and cash equivalents including liquid mutual funds of Rs. 34,972 Million (as of December 31, 2004: Rs. 24,845 Million & as of March 31, 2005: Rs. 28,497 Million).

e)	The Company has four geographic segments: India, USA, Europe and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

(Rs. in Million)
	Quarter ended December 31,				Nine months ended December 31,
Geography	2005	%	2004	%	2005	%	2004	%

India	5,497	20%	4,569	22%	15,396	20%	12,937	22%
USA	13,779	50%	10,854	51%	37,873	51%	30,590	52%
Europe	6,578	24%	4,472	21%	17,291	23%	11,951	20%
Rest of the World	1,585	6%	1,207	6%	4,566	6%	3,100	6%

Total	27,439	100%	21,101	100%	75,126	100%	58,577	100%

f)	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segment.
g)	The Company prepares segment information in accordance with the accounting standard 17 ‘Segment reporting’ issued by the Institute of Chartered Accountants of India. Until June 30, 2005, the Company reported Global IT Services and Products as an integrated business segment. Effective July 2005, the company reorganized the management structure of Global IT Services and Products Segment, the segment reporting format has been changed accordingly. Revenues, operating profits and capital employed of Global IT Services business are now segregated into IT Services and BPO services.

h)	As at December 31, 2005, revenues & operating profits of MPower are reported separately under ‘Acquisitions’. Capital employed (including goodwill) of MPower and New Logic are reported separately under ‘Acquisitions’.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

15.	In August 2005, the Company issued bonus shares in the ratio of one additional equity share for every equity share or ADS held.

16.	A reconciliation of equity shares used in the computation of basic earnings per share is set out below:

	Quarter ended		Nine months ended		Year ended
	December 31		December 31
	2005	2004	2005	2004	March 31 2005

Weighted average equity shares outstanding	1,401,094,725	1,382,983,016	1,395,985,152	1,381,693,970	1,383,663,937

Share held by a control trust	7,869,060	7,892,310	7,873,060	7,889,560	7,890,435

Weighted average equity shares for computing basic earnings per share	1,408,963,785	1,390,875,326	1,403,858,212	1,389,583,530	1,391,554,372

17.	Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to the current period classification.